Exhibit 99.1
Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2022 Results

• Revenues: $3.7 billion for fourth quarter (up 6% year-over-year); $14.4 billion for the year (up 5% year-over-year)
• Diluted Earnings per Share: $1.28 for fourth quarter (up 4% year-over-year); $4.96 for the year (down 6% year-over-year)
• Non-GAAP Diluted Earnings per Share: $1.83 for fourth quarter (up 17% year-over-year); $6.60 for the year (down $0.02 year-over-year)
• Cash Flows from Operations: $105 million for fourth quarter; $1.0 billion for the year
• Initial FY23 guidance reflects growth in revenues and solid margin in line with long-term model

RESTON, Va., February 14, 2023 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® technology, engineering, and science company, today reported financial results for the fourth quarter and fiscal year 2022.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "The fourth quarter marked a strong finish to a banner year for Leidos, with record revenue and non-GAAP diluted EPS driving us to the top end of our revenue guidance range and beyond our EPS guidance range for the year. Our performance validated that our diversified and resilient portfolio and our investments in technology and innovation are positioning us for growth in key customer missions, including digital modernization, cyber, hypersonics, and force protection. Each and every day, our 45,000 people are helping our customers execute on important missions and meet the world's most complex challenges."
Summary Operating Results

(in millions, except margin and per share amounts)	Three Months Ended		Year Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Revenues	$3,697	$3,491	$14,396	$13,737
Net income	$180	$176	$693	$759
Net income margin	4.9%	5.0%	4.8%	5.5%
Diluted earnings per share (EPS)	$1.28	$1.23	$4.96	$5.27

Non-GAAP Measures*:
Adjusted EBITDA	$397	$359	$1,493	$1,510
Adjusted EBITDA margin	10.7%	10.3%	10.4%	11.0%
Non-GAAP diluted EPS	$1.83	$1.56	$6.60	$6.62

*Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants in our debt agreements. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Revenues were $3.70 billion for the quarter and $14.40 billion for the year, up 6% and 5% over the comparable 2021 periods, respectively. For the quarter and the year, all segments grew, led by broad-based strength across the Civil segment.

Net income was $180 million, or $1.28 per diluted share, for the quarter, and $693 million, or $4.96 per diluted share, for the year. Net income margin for the quarter was 4.9%, down 10 basis points year-over-year. Net income in the quarter reflected impairment charges of $37 million incurred by exiting and consolidating underutilized leased spaces as part of an ongoing facility rationalization effort. Net income margin for the year decreased to 4.8% from 5.5% in fiscal year 2021, primarily as a result of the $26 million net benefit from an adjustment to legal reserves related to the Mission Support Alliance (MSA) joint venture recorded in the first quarter of fiscal year 2021 and the $19 million of expense related to an adverse arbitration ruling in the second quarter of fiscal year 2022. For the quarter net income was up 2%, and diluted EPS was up 4% compared to the fourth quarter of fiscal year 2021. For the year net income and diluted EPS were down 9% and 6%, respectively, compared to fiscal year 2021.
In addition, net interest expense in the quarter increased to $51 million from $46 million in the fourth quarter of 2021. The weighted average diluted share count for the quarter was 138 million, compared to 142 million in the prior year quarter, primarily as a result of the $500 million accelerated share repurchase agreement implemented in the first quarter of fiscal year 2022.
Adjusted EBITDA was $397 million for the fourth quarter (10.7% margin), up 11% over the fourth quarter of 2021. For the year adjusted EBITDA was $1.49 billion (10.4% margin), down 1% over fiscal year 2021. Non-GAAP net income was $255 million for the quarter and $919 million for the year, which generated non-GAAP diluted EPS of $1.83 for the quarter and $6.60 for the year. For the quarter, non-GAAP net income was up 14%, and non-GAAP diluted EPS was up 17% compared to the fourth quarter of fiscal year 2021. For the year non-GAAP net income was down 3%, and non-GAAP diluted EPS was essentially flat compared to fiscal year 2021.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $105 million; after adjusting for payments for property, equipment and software, quarterly free cash flow was $52 million. For the year net cash provided by operating activities was $986 million (144% operating cash flow conversion ratio), and free cash flow was $857 million (94% free cash flow conversion ratio).
For the quarter Leidos used $258 million in investing activities and $135 million in financing activities. For the year Leidos used $313 million in investing activities and $865 million in financing activities. During the quarter Leidos completed the acquisition of Cobham Special Mission for a preliminary purchase consideration of approximately $190 million United States dollars, net of $6 million of cash acquired, which is subject to working capital adjustments. Cobham Special Mission provides airborne border surveillance and search and rescue services to the Australian Federal Government.
During the fiscal year 2022, Leidos returned $741 million to shareholders, including $199 million as part of its regular quarterly cash dividend program and $542 million in share repurchases. As of December 30, 2022, the Company had $516 million in cash and cash equivalents and $4.9 billion in debt.
On February 10, 2023, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on March 31, 2023, to stockholders of record at the close of business on March 15, 2023.
New Business Awards
Net bookings totaled $3.7 billion in the fourth quarter of fiscal year 2022 and $15.4 billion for fiscal year 2022, representing book-to-bill ratios of 1.0 and 1.1, respectively. As a result, backlog at the end of fiscal year 2022 was $35.8 billion, of which a record $8.4 billion was funded. Included in the quarterly bookings were several notable awards:
•Expendable Hypersonic Multi-mission ISR and Strike (Mayhem). Under a $334 million, 51-month contract, Leidos will assist the U.S. Air Force Research Laboratory (AFRL) in designing and developing a large-class air-breathing hypersonic system that surpasses current air-breathing systems in range and payload. The Mayhem system will use a scramjet engine to generate thrust, propelling the vehicle across long distances at speeds greater than Mach 5. Leidos will leverage its corporate depth in digital engineering (DE) and model based systems engineering (MBSE) to develop the concept from idea to an operational system.

•Social Security Administration (SSA) IT Support Services Contract II (ITSSC2). The SSA awarded Leidos two new ITSSC2 task orders to provide systems and infrastructure support for the SSA’s Deputy Commissioner of Systems (DCS) and the Office of Systems Operations and Hardware Engineering (OSOHE). The indefinite delivery/indefinite quantity, time and material task orders have a combined estimated value of $1.5 billion over approximately 67 months if all options are exercised.
•U.S. Space Development Agency (SDA) Tranche 1 Tracking Layer. Leidos received a subcontract with Northrop Grumman Strategic Space Systems to develop hypersonic defense sensors for the SDA. Through this award, the Leidos team will develop and build the sensor payload for a proliferated constellation of Low-Earth Orbit satellites for the Tranche 1 Tracking Layer. The Tracking Layer constellation will detect and track advanced hypersonic and ballistic missile threats as part of SDA’s missile defense architecture.
Forward Guidance
Leidos is initiating fiscal year 2023 guidance as specified in the table below.

Measure	FY23 Guidance
Revenues (billions)	$14.7 - $15.1
Adjusted EBITDA Margin	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.40 - $6.80
Cash Flows Provided by Operating Activities (millions)	at or above $700
Fiscal year 2023 guidance for cash flows provided by operating activities reflects approximately $300 million of additional cash taxes compared to fiscal year 2022, primarily related to the Tax Cuts and Jobs Act of 2017 provision requiring the capitalization and amortization of research and development costs that went into effect on January 1, 2022. While awaiting potential Congressional action in 2022, Leidos accrued, but did not pay the incremental 2022 cash taxes and now expects to make payments in 2023 to cover both the 2022 and 2023 tax amounts. The actual impact on cash flows provided by operating activities will depend on the amount of research and development costs Leidos will incur, whether Congress modifies or repeals this provision and whether new guidance and interpretive rules are issued by the US Treasury, among other factors.
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income margin, diluted EPS or net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin, net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on February 14, 2023. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13735521.

About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 45,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; rising inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of COVID-19 or other health epidemics, pandemics and similar outbreaks may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 14, 2023. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Revenues	$3,697	$3,491	$14,396	$13,737
Cost of revenues	3,176	2,983	12,312	11,723
Selling, general and administrative expenses	223	235	950	860
Credit losses (recoveries), net	(2)	2	1	(9)
Acquisition, integration and restructuring costs	5	6	17	27
Asset impairment charges	37	1	40	4
Equity earnings of non-consolidated subsidiaries	(7)	(6)	(12)	(20)
Operating income	265	270	1,088	1,152
Non-operating expense:
Interest expense, net	(51)	(46)	(199)	(184)
Other income (expense), net	4	(2)	(3)	(1)
Income before income taxes	218	222	886	967
Income tax expense	(38)	(46)	(193)	(208)
Net income	180	176	693	759
Less: net income attributable to non-controlling interest	3	2	8	6
Net income attributable to Leidos common stockholders	$177	$174	$685	$753
Earnings per share:
Basic	$1.29	$1.24	$5.00	$5.34
Diluted	1.28	1.23	4.96	5.27
Weighted average number of common shares outstanding:
Basic	137	140	137	141
Diluted	138	142	138	143

Cash dividends declared per share	$0.36	$0.36	$1.44	$1.40

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$516	$727
Receivables, net	2,350	2,189
Inventory, net	287	274
Other current assets	490	429
Total current assets	3,643	3,619
Property, plant and equipment, net	847	670
Intangible assets, net	952	1,177
Goodwill	6,696	6,744
Operating lease right-of-use assets, net	545	612
Other long-term assets	388	439
Total assets	$13,071	$13,261

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,254	$2,141
Accrued payroll and employee benefits	701	605
Short-term debt and current portion of long-term debt	992	483
Total current liabilities	3,947	3,229
Long-term debt, net of current portion	3,928	4,593
Operating lease liabilities	570	589
Deferred tax liabilities	40	239
Other long-term liabilities	233	267
Total liabilities	8,718	8,917

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 140 million shares issued and outstanding at December 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	2,005	2,423
Retained earnings	2,367	1,880
Accumulated other comprehensive loss	(73)	(12)
Total Leidos stockholders’ equity	4,299	4,291
Non-controlling interest	54	53
Total stockholders' equity	4,353	4,344
Total liabilities and stockholders' equity	$13,071	$13,261

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Year Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Cash flows from operations:
Net income	$180	$176	$693	$759
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	84	81	333	325
Stock-based compensation	20	18	73	67
Asset impairment charges	37	1	40	4
Deferred income taxes	10	(30)	(211)	(26)
Other	5	4	26	(7)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(36)	98	(174)	(5)
Other current assets and other long-term assets	28	(18)	160	143
Accounts payable and accrued liabilities and other long-term liabilities	(92)	(40)	(149)	(212)
Accrued payroll and employee benefits	(119)	(115)	98	(32)
Income taxes receivable/payable	(12)	35	97	15
Net cash provided by operating activities	105	210	986	1,031
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(190)	—	(192)	(622)
Payments for property, equipment and software	(53)	(33)	(129)	(104)
Proceeds from disposition of businesses	—	—	15	—
Net proceeds from sale of assets	—	—	6	—
Other	(15)	(4)	(13)	(4)
Net cash used in investing activities	(258)	(37)	(313)	(730)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	380	380
Repayments of borrowings	(86)	(26)	(545)	(106)
Dividend payments	(50)	(50)	(199)	(199)
Repurchases of stock and other	(10)	(4)	(542)	(270)
Proceeds from issuances of stock	13	11	48	44
Net capital (distributions to) contributions from non-controlling interests	(2)	—	(7)	38
Net cash used in provided by financing activities	(135)	(69)	(865)	(113)
Net (decrease) increase in cash, cash equivalents and restricted cash	(288)	104	(192)	188
Cash, cash equivalents and restricted cash at beginning of period	971	771	875	687
Cash, cash equivalents and restricted cash at end of year	$683	$875	$683	$875

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Year Ended
	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Revenues:
Defense Solutions	$2,068	$2,061	$8,244	$8,032
Civil	938	800	3,464	3,157
Health	691	630	2,688	2,548
Total	$3,697	$3,491	$14,396	$13,737

Operating income (loss):
Defense Solutions	$132	$140	$541	$569
Civil	74	61	234	248
Health	86	103	421	442
Corporate	(27)	(34)	(108)	(107)
Total	$265	$270	$1,088	$1,152

Operating income margin:
Defense Solutions	6.4%	6.8%	6.6%	7.1%
Civil	7.9%	7.6%	6.8%	7.9%
Health	12.4%	16.3%	15.7%	17.3%
Total	7.2%	7.7%	7.6%	8.4%
Defense Solutions
Defense Solutions revenues were $2.07 billion for the quarter and $8.24 billion for the year, up 0.3% and 3% over the comparable 2021 periods, respectively. The primary drivers of revenue growth for the year were the ramp-up of the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract and various force protection programs, which offset foreign exchange headwinds and the completion of programs supporting operations in Afghanistan.
Variations in Defense Solutions segment operating income margins were relatively modest. Defense Solutions operating income margin for the quarter was 6.4%, compared to 6.8% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.6%, compared to 8.2% in the prior year quarter. Defense Solutions operating income margin for fiscal year 2022 was 6.6%, compared to 7.1% in the prior year. On a non-GAAP basis, operating margin for the year was 8.3%, compared to 8.6% in the prior year.
Civil
Civil revenues were $938 million for the quarter $3.46 billion for the year, up 17% and 10% over the comparable 2021 periods. The primary driver for growth in the quarter and the year was the ramp up of the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) contract. In addition, the segment responded to increased demand on existing programs with commercial energy providers and the Department of Energy (DoE) as well as increased volume of maintenance and sales for its security products.
Civil operating income margin for the quarter was 7.9%, compared to 7.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 11.2%, compared to 10.0% in the prior year quarter. Civil operating income margin for fiscal year 2022 was 6.8%, compared to 7.9% in the prior year. On a non-GAAP basis, operating margin for the year was 9.2%, compared to 10.2% in the prior year. The increase in segment profitability for the quarter reflected strong program management and cost controls and a more favorable business mix. The decline in segment profitability for the year was primarily attributable the $26 million net benefit from an adjustment to legal reserves related to the MSA joint venture recorded 2021 and the $19 million of expense related to an adverse arbitration ruling in fiscal year 2022.
Health
Health revenues were $691 million for the quarter and $2.69 billion for the year, up 10% and 5% over the comparable 2021 periods, respectively. Revenue increases for the quarter and the year were primarily driven by increased volumes on the Defense Healthcare Management System Modernization (DHMSM) program and new work on SSA ITSSC2. In addition, the ramp up of the Military and Family Life Counseling (MFLC) program supported the double-digit growth for the year.
Health operating income margin for the quarter was 12.4%, compared to 16.3% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 14.3%, down from 17.8% in the prior year quarter. Health operating income margin for fiscal year 2022 was 15.7%, compared to 17.3% in the prior year. On a non-GAAP basis, operating margin for the year was 17.1%, down from 18.8% in fiscal year 2021. Margin decreases for the quarter and the year primarily reflect higher direct labor utilization on certain fixed unit price programs during the pandemic recovery of fiscal year 2021, which more than offset a $28 million equitable adjustment received in the second quarter of 2022 to cover costs incurred as a result of the COVID-19 pandemic.
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	December 30, 2022			December 31, 2021
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,442	$14,155	$18,597	$4,393	$15,274	$19,667
Civil	1,876	8,790	10,666	1,628	7,903	9,531
Health	2,064	4,455	6,519	1,428	3,829	5,257
Total	$8,382	27,400	$35,782	$7,449	27,006	$34,455
The change in backlog for the Defense Solutions reportable segment includes approximately $610 million of backlog acquired as a result of new business acquisitions during the fiscal year.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenues, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues captures the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Derivative loss – Represents the fair value loss associated with the foreign currency forward contract to hedge the preliminary purchase price for the Cobham acquisition in Australian dollars.
•Asset impairment charges – Represents impairments of long-lived intangible assets.
•Loss on sale of business – Represents the net loss on sale of businesses.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended			Year Ended
	December 30, 2022	December 31, 2021	Percent Change	December 30, 2022	December 31, 2021	Percent Change
Defense Solutions
Revenues, as reported	$2,068	$2,061	NM	$8,244	$8,032	3%
Acquisition and divestiture revenues(1)	21	5		80	17
Organic revenues	$2,047	$2,056	NM	$8,164	$8,015	2%

Civil
Revenues, as reported	$938	$800	17%	$3,464	$3,157	10%

Health
Revenues, as reported	$691	$630	10%	$2,688	$2,548	5%

Total Operations
Revenues, as reported	$3,697	$3,491	6%	$14,396	$13,737	5%
Acquisition and divestiture revenues(1)	21	5		80	17
Organic revenues	$3,676	$3,486	5%	$14,316	$13,720	4%
(1) Defense Solutions segment acquisitions and divestitures include 1901 Group (acquired January 14, 2021), Gibbs & Cox (acquired May 7, 2021), a strategic, immaterial acquisition (acquired September 21, 2021), Aviation & Missile Solutions LLC (fully divested April 29, 2022), and Cobham Special Missions (acquired October 30, 2022).
NM - Not Meaningful
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 30, 2022:

	Three Months Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Operating income	$265	$5	$57	$37	$—	$364
Non-operating expense, net	(47)	—	—	—	2	(45)
Income before income taxes	218	5	57	37	2	319
Income tax expense(1)	(38)	(1)	(15)	(9)	(1)	(64)
Net income	$180	$4	$42	$28	$1	$255
Less: net income attributable to non-controlling interest	3	—	—	—	—	3
Net income attributable to Leidos common stockholders	$177	$4	$42	$28	$1	$252

Diluted EPS attributable to Leidos common stockholders(2)	$1.28	$0.03	$0.30	$0.20	$0.01	$1.83
Diluted shares	138	138	138	138	138	138

	Three Months Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Net income	$180	$4	$42	$28	$1	$255
Income tax expense (1)	38	1	15	9	1	64
Income before income taxes	218	5	57	37	2	319
Depreciation expense	27	—	—	—	—	27
Amortization of intangibles	57	—	(57)	—	—	—
Interest expense, net	51	—	—	—	—	51
EBITDA	$353	$5	$—	$37	$2	$397
EBITDA margin	9.5%					10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 31, 2021:

	Three Months Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Operating income	$270	$6	$55	$1	$—	$332
Non-operating expense, net	(48)	—	—	—	3	(45)
Income before income taxes	222	6	55	1	3	287
Income tax expense(1)	(46)	(2)	(14)	—	(1)	(63)
Net income	$176	$4	$41	$1	$2	$224
Less: net income attributable to non-controlling interest	2	—	—	—	—	2
Net income attributable to Leidos common stockholders	$174	$4	$41	$1	$2	$222

Diluted EPS attributable to Leidos common stockholders(2)	$1.23	$0.03	$0.29	$0.01	$0.01	$1.56
Diluted shares	142	142	142	142	142	142

	Three Months Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Net income	$176	$4	$41	$1	$2	$224
Income tax expense (1)	46	2	14	—	1	63
Income before income taxes	222	6	55	1	3	287
Depreciation expense	26	—	—	—	—	26
Amortization of intangibles	55	—	(55)	—	—	—
Interest expense, net	46	—	—	—	—	46
EBITDA	$349	$6	$—	$1	$3	$359
EBITDA margin	10.0%					10.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended December 30, 2022:

	Year Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Operating income	$1,088	$17	$229	$40	$—	$1,374
Non-operating expense, net	(202)	—	—	—	18	(184)
Income before income taxes	886	17	229	40	18	1,190
Income tax expense(1)	(193)	(4)	(59)	(10)	(5)	(271)
Net income	693	13	170	30	13	919
Less: net income attributable to non-controlling interest	8	—	—	—	—	8
Net income attributable to Leidos common stockholders	$685	$13	$170	$30	$13	$911

Diluted EPS attributable to Leidos common stockholders(2)	$4.96	$0.09	$1.23	$0.22	$0.09	$6.60
Diluted shares	138	138	138	138	138	138

	Year Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Net income	$693	$13	$170	$30	$13	$919
Income tax expense(1)	193	4	59	10	5	271
Income before income taxes	886	17	229	40	18	1,190
Depreciation expense	103	—	—	—	—	103
Amortization of intangibles	230	—	(229)	—	—	1
Interest expense, net	199	—	—	—	—	199
EBITDA	$1,418	$17	$—	$40	$18	$1,493
EBITDA margin	9.8%					10.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended December 31, 2021:

	Year Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Operating income	$1,152	$27	$226	$4	$—	$1,409
Non-operating expense, net	(185)	—	—	—	3	(182)
Income before income taxes	967	27	226	4	3	1,227
Income tax expense (1)	(208)	(7)	(58)	(1)	(1)	(275)
Net income	759	20	168	3	2	952
Less: net income attributable to non-controlling interest	6	—	—	—	—	6
Net income attributable to Leidos common stockholders	$753	$20	$168	$3	$2	$946

Diluted EPS attributable to Leidos common stockholders(2)	$5.27	$0.14	$1.17	$0.02	$0.01	$6.62
Diluted shares	143	143	143	143	143	143

	Year Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Net income	$759	$20	$168	$3	$2	$952
Income tax expense (1)	208	7	58	1	1	275
Income before income taxes	967	27	226	4	3	1,227
Depreciation expense	97	—	—	—	—	97
Amortization of intangibles	228	—	(226)	—	—	2
Interest expense, net	184	—	—	—	—	184
EBITDA	$1,476	$27	$—	$4	$3	$1,510
EBITDA margin	10.7%					11.0%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended December 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$132	$—	$33	$12	$177	8.6%
Civil	74	—	17	14	105	11.2%
Health	86	—	7	6	99	14.3%
Corporate	(27)	5	—	5	(17)	NM
Total	$265	$5	$57	$37	$364	9.8%

	Three Months Ended December 31, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$140	$—	$28	$—	$168	8.2%
Civil	61	—	19	—	80	10.0%
Health	103	—	8	1	112	17.8%
Corporate	(34)	6	—	—	(28)	NM
Total	$270	$6	$55	$1	$332	9.5%

	Year Ended December 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$541	$—	$130	$12	$683	8.3%
Civil	234	—	70	14	318	9.2%
Health	421	—	29	9	459	17.1%
Corporate	(108)	17	—	5	(86)	NM
Total	$1,088	$17	$229	$40	$1,374	9.5%

	Year Ended December 31, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$569	$—	$121	$—	$690	8.6%
Civil	248	—	73	—	321	10.2%
Health	442	—	32	4	478	18.8%
Corporate	(107)	27	—	—	(80)	NM
Total	$1,152	$27	$226	$4	$1,409	10.3%

NM - Not Meaningful
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended		Year Ended
(in millions, except conversion ratio)	December 30, 2022	December 31, 2021	December 30, 2022	December 31, 2021
Net cash provided by operating activities	$105	$210	$986	$1,031
Payments for property, equipment and software	(53)	(33)	(129)	(104)
Free cash flow	$52	$177	$857	$927

Net income attributable to Leidos common stockholders	$177	$174	$685	$753
Acquisition, integration and restructuring costs(1)	4	4	13	20
Amortization of acquired intangibles(1)	42	41	170	168
Asset impairment charges(1)	28	1	30	3
Loss on sale of business(1)	—	2	—	2
Derivative loss(1)	1	—	13	—
Non-GAAP net income attributable to Leidos common stockholders	$252	$222	$911	$946

Operating cash flow conversion ratio	59%	121%	144%	137%
Free cash flow conversion ratio	21%	80%	94%	98%
(1) After-tax expenses excluded from non-GAAP net income.